1. The number in Table 1, Item 4 represents 36,517 shares of Common
Stock received as a liquidating distribution from The Bay City Capital Fund I,
L.P. ("Fund I"). BCC Management in turn distributed to its members all of its interest in the Common Stock of the Issuer. BCC Management effected this distribution in connection with its process of liquidation.Bay City Capital Management LLC
("BCC Management") has a 3.75% proportional interest (exclusive of certain carried interest distributions) in the profits and capital accounts of Fund I.
On April 21, 2004, Fund I distributed to its partners all of Fund I's interest in 973,807 shares of Common Stock of the Issuer, representing all of Fund I's holdings of the Issuer. Fund I effected this distribution in connection with its process of liquidation. Fund I's limited partners are BCC Amalgamated, L.L.C. and The
Craves Group LLC, and its general partner is BCC Management, which is owned 50%
by BCC Amalgamated, L.L.C. and 50% by The Craves Group LLC.
2. On April 7, 2003, BCC Acquisition II LLC ("BCC Acquisition") entered into that certain First Amendment to Note Purchase Agreement, dated as of April 7, 2003 by and among the Issuer and certain others, as amended by that certain Limited
Waiver and Amendment dated as of January 14, 2004 (together, the "Amended Purchase
Agreement"). The Amended Purchase Agreement amends the Note Purchase Agreement dated August 8, 1998 by and among the Issuer, BCC Acquisition and others, which has been previously reported. Pursuant to the Amended Purchase Agreement, the
Issuer has issued to BCC Acquisition: (a) a $6,700,000 Convertible Senior
Secured Fixed Rate Note, and (b) as consideration therefor, a warrant to purchase up to 3,686,579.58 shares of Issuer Common Stock. Fund I has a 49.88%
proportional interest in the profits and capital account of BCC Acquisition. BCC
Management has a 3.75% proportional interest (exclusive of certain carried interest distributions) in the profits and capital accounts of Fund I. The Reporting
Person disclaims beneficial ownership of the securities except to the extent of its pecuniary interest therein.